Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Second Quarter 2009 Results

Alpharetta, GA. – October 9, 2008—Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the second quarter ended August 28, 2008.

As previously announced, in the second quarter of the fiscal year ending February 28, 2009, or fiscal year 2009, the Company completed its acquisition of the Hauppague, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (“APF”).  Accordingly, the second quarter fiscal year 2009 results are impacted by the effects of the purchase accounting related to this transaction and APF’s operating results, as highlighted below.

Second Quarter 2009 Operating Results

Net sales for the second quarter ended August 28, 2008 totaled $129.0 million compared to $109.0 million for the comparable period in the prior year, an increase of $20.0 million, or 18.3%.  For the second quarter ended August 28, 2008, the Company sold 87,036 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 6,887 tons, or 8.6%, over the comparable period in the prior year.  Of these increases, $14.0 million of net sales and 7,941 tons sold related to APF.  Also contributing to the increase in net sales from the comparable period in the prior year is an increase in net selling price per ton to $1,472 for the second quarter ended August 28, 2008 from $1,360 for the comparable period in the prior year.

Net sales within the Tissue Segment for the second quarter ended August 28, 2008 totaled $100.2 million, an increase of 20.1%, from $83.5 million for the comparable period in the prior year.  The increase experienced by the Tissue Segment is attributable to the acquisition of APF and an increase in net selling price per ton over the comparable period in the prior year. Net sales within the Machine-Glazed Paper Segment for the second quarter ended August 28, 2008 totaled $27.9 million, an increase of 9.2% from $25.5 million for the comparable period in the prior year.  The increase experienced by the Machine-Glazed Paper Segment is driven primarily by an increase in net selling price per ton over the comparable period in the prior year and a slight increase in tons sold over the comparable period in the prior year.   Net sales within the Foam Segment, which was part of the APF acquisition, for the second quarter ended August 28, 2008 totaled $.9 million.

For the second quarter ended August 28, 2008, Cellu Tissue reported gross profit of $11.9 million, or 9.3% of net sales, compared to $11.8 million, or 10.8% of net sales, for the comparable period in the prior year.  The decrease in gross profit as a percentage of net sales is the result of increased fiber and energy costs over the comparable period in the prior year.  The impact of significant energy cost increases experienced during the second quarter ended August 28, 2008 resulted in an increase in such costs of $2.8 million over the comparable period in the prior year and $1.7 million over the first quarter 2009.  Furthermore, included in cost of goods sold for the second quarter ended August 28, 2008 is approximately $.3 million of a charge reflecting purchase price allocated to inventory in connection with the APF acquisition.

Income from operations for the second quarter ended August 28, 2008 was $7.5 million compared to $7.1 million for the comparable period in the prior year.  This increase is the result of the increase in gross profit as noted above and a decrease in selling, general and administrative expenses from the comparable period in the prior year.  Selling, general and administrative expenses for the comparable period in the prior year included the initial costs incurred by the Company in connection with its first required compliance with certain requirements of the Sarbanes-Oxley Act of 2002.  Income from operations in the Tissue Segment for the second quarter ended August 28, 2008 was $7.0 million compared to $6.4 million for the second quarter in the prior year.   Income from operations in the Machine-Glazed Paper Segment for the second quarter ended August 28, 2008 was $.3 million compared to $.7 million for the second quarter in the prior year.  Income from operations in the Foam Segment for the second quarter ended August 28, 2008 was $.2 million.

For the second quarter ended August 28, 2008, the Company reported pretax income of $ .5 million compared to $1.8 million for the comparable period in the prior year. Included in the pretax income for the second quarter ended August 28, 2008 is additional interest expense related to the financing of the APF acquisition and amortization expense associated with the intangible assets acquired.  For the second quarter ended August 28, 2008, the Company reported net income of $.3 million compared to $1.1 million for the comparable period in the prior year.  The results of APF, excluding certain transition costs and purchase accounting adjustments, were solidly accretive to net income and are fully meeting expectations.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter ended August 28, 2008 totaled $13.0 million compared to $12.5 million for the comparable period in the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “During the second quarter, we successfully acquired and integrated APF into our business.  We also continued to achieve favorable financial results despite continued increases in raw materials, especially pulp, and energy costs.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position, selected consolidated financial data including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including our ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on Friday, October 10, 2008 at 10 a.m. ET regarding second quarter fiscal year 2009 financial results.  The dial-in number is (800) 230-1074 or International (612) 332-0228; participant code 963795.  A taped replay of the conference call will be available after 12:00 p.m., October 10, 2008 until 11:59 p.m., October 24, 2008.  The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 963795.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top ten customers belonging to the Fortune 150 group of companies.

For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 28	August 30	August 28	August 30
	2008	2007	2008	2007

Net sales	$128,956	$109,000	$240,453	$212,201
Cost of goods sold	117,009	97,234	216,354	192,142
Gross profit	11,947	11,766	24,099	20,059

Selling, general and administrative expenses	4,163	4,520	9,123	9,003
Terminated acquisition-related transaction costs	65	—	140	—
Compensation expense	227	186	445	419
Income from operations	7,492	7,060	14,391	10,637

Interest expense, net	6,061	5,103	11,041	10,122
Amortization expense	802	—	802	—
Foreign currency loss	128	196	85	520
Other expense (income)	9	(40)	39	(82)
Income before income tax expense	492	1,801	2,424	77

Income tax expense	154	731	869	118
Net income (loss)	$338	$1,070	$1,555	(41)

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	August 28	February 29
	2008	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,604	$883
Receivables, net	62,634	44,543
Inventories	42,264	33,997
Prepaid expenses and other current assets	3,843	3,923
Deferred income taxes	5,429	7,157
TOTAL CURRENT ASSETS	116,774	90,503
PROPERTY, PLANT AND EQUIPMENT, NET	293,583	296,598
GOODWILL	30,736	6,970
OTHER INTANGIBLES, NET	38,114	8,750
OTHER ASSETS	2,148	1,491
TOTAL ASSETS	$481,355	$404,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$23,000	$9,800
Accounts payable	26,603	24,056
Accrued expenses	22,792	18,860
Accrued interest	8,931	8,254
Other current liabilities	15,592	15,000
Current portion of long-term debt	760	760
TOTAL CURRENT LIABILITIES	97,678	76,730
LONG-TERM DEBT, LESS CURRENT PORTION	241,508	198,087
DEFERRED INCOME TAXES	60,660	62,008
OTHER LIABILITIES	20,128	20,149
STOCKHOLDERS’ EQUITY	61,381	47,338
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$481,355	$404,312

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Six Months Ended
	August 28	August 30
	2008	2007

OPERATING ACTIVITIES
Net income (loss)	$1,555	(41)
Stock-based compensation	446	383
Deferred income taxes	380	(1,474)
Accretion of debt discount	601	304
Amortization of bond costs	70	—
Amortization of intangibles	802	—
Depreciation	11,208	12,195
Changes in working capital, net of effects of acquisitons	(8,337)	1,857
Net cash provided by operating activities	6,725	13,224

INVESTING ACTIVITIES
Cash paid for acquisition, net of cash acquired	(63,829)	(43,618)
Capital expenditures	(4,821)	(6,941)
Net cash used in investing activities	(68,650)	(50,559)

FINANCING ACTIVITIES
Borrowings on revolving line of credit, net	13,200	2,600
Payments on long-term debt	(380)	—
Equity investment by shareholders	15,001	—
Debt issuance costs	(847)	—
Net proceeds from bond offering	36,900	20,000
Net cash provided by financing activities	63,874	22,600

Effect of foreign currency	(228)	809

Net increase (decrease) in cash and cash equivalents	1,721	(13,926)
Cash and cash equivalents at beginning of period	883	16,261
Cash and cash equivalents at end of period	$2,604	$2,335

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	August 28	August 30	August 28	August 30
	2008	2007	2008	2007
NET SALES:
Tissue	$100,243	$83,495	$183,903	$161,131
Machine-Glazed Paper	27,850	25,505	55,687	51,070
Foam	863	—	863	—
Consolidated	$128,956	$109,000	$240,453	$212,201

INCOME FROM OPERATIONS:
Tissue	$6,994	$6,383	$13,346	$10,466
Machine-Glazed Paper	319	677	866	171
Foam	179	—	179	—
Consolidated	$7,492	$7,060	$14,391	$10,637

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 28	August 30	August 28	August 30
	2008	2007	2008	2007

NET INCOME (LOSS)	$338	$1,070	$1,555	$(41)
Add back:
Depreciation and amortization	6,412	5,517	12,010	12,195
Interest expense	6,077	5,146	11,071	10,185
Income tax expense	154	731	869	118
EBITDA	$12,981	$12,464	$25,505	$22,457